                                                                      Exhibit 12

                  New England Telephone and Telegraph Company

               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)

                                                    Nine                               Years Ended December 31,
                                                Months Ended       ------------------------------------------------------------
                                               Sept. 30, 1997      1996*       1995*         1994*        1993*           1992*
                                               --------------      ----        ----          ----         ----            ----
Income before provision for income taxes,
  extraordinary item, and cumulative effect
  of changes in accounting principles..........    $  687.3      $1,082.3    $  837.4       $  761.3      $  129.0       $  727.5
Interest expense, including interest on
  capital lease obligations....................       104.0         142.1       153.9          163.0         175.0          189.7
Portion of rent expense representative of the
  interest factor..............................        20.6          27.9        28.4           28.7          28.1           30.3
                                                   --------      --------    --------       --------      --------       --------
Earnings, as adjusted..........................    $  811.9      $1,252.3    $1,019.7       $  953.0      $  332.1       $  947.5
                                                   ========      ========    ========       ========      ========       ========

Fixed charges:
Interest expense, including interest on
  capital lease obligations....................    $  104.0      $  142.1    $  153.9       $  163.0      $  175.0       $  189.7
Portion of rent expense representative of
  the interest factor..........................        20.6          27.9        28.4           28.7          28.1           30.3
Interest capitalized on construction...........         9.6          12.5        --             --            --             --
                                                   --------      --------    --------       --------      --------       --------
Fixed Charges..................................    $  134.2      $  182.5    $  182.3       $  191.7      $  203.1       $  220.0
                                                   ========      ========    ========       ========      ========       ========
Ratio of Earnings to Fixed Charges.............        6.05          6.86        5.59           4.97          1.64           4.31
                                                   ========      ========    ========       ========      ========       ========

For the purpose of this ratio: (i) earnings have been calculated by adding interest expense and the estimated interest portion of rentals to income before the provision for income taxes, extraordinary item and cumulative effect of change in accounting principle; and (ii) fixed charges are comprised of interest expense, the estimated interest portion of rentals and interest capitalized on construction.

* Revised to reflect certain reclassifications in presentation and certain retroactive adjustments to conform the accounting methodologies of Bell Atlantic and NYNEX as a result of the merger.